Apollo Group, Inc.
News Release

APOLLO GROUP, INC. ANNOUNCES BOARD MEMBER RESIGNATION

Phoenix, Arizona, March 15, 2007 – Apollo Group, Inc. (Nasdaq:APOL) today announced Daniel D. Diethelm, 43, has resigned from the Company’s Board of Directors. Mr. Diethelm was a member of the Board’s Special Committee which investigated and reported on the Company’s stock option practices. “Dan Diethelm put in a lot of time and effort to help Apollo Group complete its duties with respect to the options investigation,” said Brian Mueller, Apollo Group President. “Since the investigation by the special committee of the board has concluded, Dan has determined this would be an appropriate time to resign from his duties. We want to thank him for his service during a critical period of time for us.”

Apollo Group, Inc. has been an education provider for more than 30 years, operating the University of Phoenix, the Institute for Professional Development, The College for Financial Planning, Western International University and Insight Schools.  The Company offers innovative and distinctive educational programs and services from high school through college level at 262 locations in 39 states, Puerto Rico, Washington DC, Alberta, British Columbia, Netherlands, and Mexico as well as online, throughout the world.

For more information about Apollo Group, Inc. and its subsidiaries, call (800) 990-APOL or visit Apollo on the company website at: www.apollogrp.edu.

Company Contact:
Janess Pasinski ~Apollo Group, Inc. ~ (480) 557-1719 ~ janess.pasinski@apollogrp.edu